Exhibit 99.1

Capitala Finance Corp. Announces Distributions

CHARLOTTE, N.C., October 1, 2018 -- Capitala Finance Corp. (the “Company”, “our”, or “Capitala”) (Nasdaq:CPTA) declared normal distributions for the fourth quarter of 2018.

Fourth Quarter 2018 Distributions

On October 1, 2018, the Company’s Board of Directors declared normal monthly distributions for the fourth quarter of 2018 as set forth below:

Record Date	Payment Date	Amount Per Share
10/23/18	10/30/18	$0.0833
11/21/18	11/29/18	$0.0833
12/20/18	12/28/18	$0.0833

The Company has adopted an opt-out distribution reinvestment plan (“DRIP”) that provides for reinvestment of distributions on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash distribution, shareholders who have not opted out of the DRIP will have their cash distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second liens, subordinated debt and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $2.7 billion asset management firm that provides capital to lower and traditional middle market businesses throughout North America with office locations in Atlanta, Charlotte, Fort Lauderdale, Los Angeles, New York, and Raleigh.  Capitala’s lower middle market investment strategy focuses on investing in debt securities with minority equity co-investments with less than $250 million in enterprise value through its permanent capital vehicles, Capitala Finance Corp. (Nasdaq:CPTA) and Capitala Specialty Lending Corp. (CSLC).  Capitala’s growth fund strategy targets control and minority equity investments, typically coupled with credit investments, in lower middle market companies with less than $30 million in enterprise value through both SBIC (CapitalSouth SBIC Fund IV, L.P.) and non-SBIC closed-end funds.  Capitala Group has invested in over 150 companies since its inception in 1998 and seeks to partner with strong management teams to create value and achieve optimal outcomes for its investors. For more information, visit our website at www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

SOURCE: Capitala Finance Corp.